Exhibit 10.3
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement” or the “Employment Agreement”) is by and among Neenah Foundry Company, a Wisconsin corporation (“Employer”), Neenah Enterprises, Inc. (formerly ACP Holding Company), a Delaware corporation (“NEI”), and John H. Andrews (“Executive”) and amends and restates the Employment Agreement and Restricted Stock Grant dated October 8, 2003 among the same parties.
WITNESSETH:
     WHEREAS, Executive possesses knowledge and skills that will contribute to the successful operation of Employer’s business;
     WHEREAS, the Employer desires to enter into this Employment Agreement with Executive, and Executive is willing to enter into this Employment Agreement with Employer upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, intending to be legally bound, Employer agrees to employ Executive, and Executive hereby agrees to be employed by Employer, upon the following terms and conditions:
ARTICLE I
EMPLOYMENT
     1.01 Position. Employer hereby agrees to employ Executive as Employer’s Corporate Vice President, Manufacturing, Chief Operating Officer of Manufacturing Operations, and Executive hereby agrees to such employment and will devote such Executive’s full business time and attention to the business and affairs of the Company Group and the performance of Executive’s duties in such capacity and such other duties as may be assigned to Executive from time to time by and under the supervision and direction of the board of directors of Employer (the “Board”), or its designated representative.
     1.02 Term. The period from the Effective Date until the Executive’s Termination Date is referred to herein as the “Employment Period.”
     1.03 Cash Compensation. During the Employment Period, Executive will receive a minimum base salary of $267,030.00 per year (as adjusted from time to time, the “Base Salary”). The Base Salary shall be paid by Employer in regular installments in accordance with Employer’s general payroll practices (as in effect from time to time) and shall be subject to customary withholding. The Base Salary may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof having authority to take such action. In addition to the Base Salary, Executive shall be eligible to receive an annual bonus determined in accordance with the annual incentive plan of the Company Group as in effect from time to time. The amount of Executive’s bonus will be based on Executive’s performance and the performance of the Consolidated Company versus predetermined initial goals established by the Compensation Committee of the Board. Executive’s performance goals would be similar to those of other senior executives of the Consolidated Company.
     1.04 Executive Benefits. During the Employment Period, the coverages and benefits provided to Executive pursuant to employee benefit plans, policies, programs or arrangements maintained by Employer or any other member of the Consolidated Company shall be no less favorable than the plans, policies, programs and arrangements provided to other senior executives of the Consolidated Company. Employer and each other member of the Company Group shall give Executive full credit for such Executive’s service with the Company Group for purposes of eligibility and benefit accrual (except to the extent that benefits would be duplicated) and determination of the level of benefits under any employee benefit plans, policies, programs or arrangements maintained by Employer or any member of the Company Group to the same extent recognized by the Company Group immediately prior to the Effective Date.
     1.05 Reimbursement. Employer shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the policies of Employer in effect from time to time with respect to travel, entertainment and other business expenses, subject to the requirements of Employer with respect to reporting and documentation of such expenses. All reimbursement requests must be submitted within 6 months of Executive’s Termination Date and will be paid within 12 months of Executive’s Termination Date.
     1.06 Severance Plan. If the Employment Period is terminated, Executive shall receive the severance payments and benefits to which Executive is entitled pursuant to the Severance Plan (as defined below). Executive represents and certifies that Executive has carefully reviewed this Agreement and the Company’s Amended and Restated 2003 Severance and Change of Control Plan (the “Severance Plan”), a copy of which is attached as Exhibit A hereto. For purposes of Section 4(a) of the Severance Plan, “Payout Period” will be 1.88 years and “Severance Multiple” will be 1.88, and for purposes of Section 4(b) of the Severance Plan, “Change of Control Multiple” will be 1.88. However, in order for the Executive to receive the “Severance Payments” and benefits or “Change of Control Payment” and benefits outlined in this Section 1.06 and the Severance Plan, the Executive will be required to execute, return in a timely manner, and not revoke a full and final release of all claims in a manner and form substantially similar to the Full and Final Release of Claims which is attached hereto as Exhibit B.
ARTICLE II
EQUITY COMPENSATION
     2.01 Equity Incentive Plan Grants. Executive shall be eligible to participate in and receive grants under the equity incentive plan of the Company Group as in effect from time to time (the “Equity Incentive Plan”), if and to the extent so selected to participate by the committee of the Board administering the Equity Incentive Plan.
     2.02 Acknowledgement of Securities Laws. Executive hereby acknowledges and agrees that the shares of NEI Common Stock received pursuant to the Equity Incentive Plan may or may not have not been registered pursuant to the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement or an exemption from registration thereunder.
     2.03 Excise Payments. If the Employment Period is terminated by the Consolidated Company other than for Cause or if Executive resigns for Good Reason, in each case, in connection with a Change of Control, Executive shall receive payment of an additional amount (the “Gross-Up Amount”) such that the net amount retained by the Executive, after payment of (a) any excise taxes due on the payment under Section 4999 of the Code or any corresponding or applicable state law provision (“Excise Taxes”) and (b) any federal, state or local income tax and any Excise Taxes due in respect of the Gross-Up Amount, shall equal that payment. Any Gross-Up Amount paid under this Agreement shall be in addition to, but not in duplication of, any Gross-Up Amount as defined in and paid under the Severance Plan. Notwithstanding the foregoing or anything in the Severance Plan, Executive shall not receive a payment pursuant to this paragraph or pursuant to the comparable provisions in the Severance Plan if the payments to the Executive which are considered Parachute Payments (as defined in Code Section 280G) do not exceed 330% of Executive’s Base Amount (as defined in Code Section 280G), and in such event the cash payments to the Executive pursuant to the Severance Plan shall be reduced so that the payments to the Executive which are considered Parachute Payments do not exceed 299% of the Executive’s Base Amount. The Gross-Up Amount shall be paid 30 days after Executive’s Termination Date if NEI Common Stock is not publicly tradable on an established securities market and 6 months after Executive’s Termination Date if NEI Common Stock is publicly tradable on an established securities market.
ARTICLE III
CONFIDENTIALITY PROVISIONS
     3.01 Confidential Information. Executive acknowledges that the information and data obtained by Executive during his relationship with Employer concerning the business or affairs of Employer (“Confidential Information”) are the property of Employer. Therefore, Executive agrees that, except as required by law or court order, Executive shall not during the “Employment Period” and during the Restricted Period (defined below) and for an additional five (5) years following the Restricted Period, disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to Employer upon Executive’s resignation as an employee of Employer or removal from such position, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information and the business of the Consolidated Company that Executive may then possess or have under Executive’s control.
ARTICLE IV
COVENANTS
     4.01 Duties. Executive agrees to be a loyal employee of the Employer. Executive agrees to devote his best efforts full-time to the performance of his duties for Employer, and to give proper time and attention to furthering Employer’s business; provided, however, that the

Executive may (i) with the Employer’s consent which shall not be unreasonably withheld, serve on industry, trade, civic or charitable boards or committees, or (ii) manage personal investments, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities hereunder.
     4.02 Covenant Against Competition. Executive acknowledges that (i) the principal business of the Consolidated Company is the manufacture, distribution and sale of iron castings and steel forgings for the heavy municipal market and iron casting components for the heavy duty truck non-engine drive train and HVAC compressor markets, as well as engine blocks and heads for the automotive market (collectively, the “Company Business”); (ii) the Company Business is national in scope; (iii) Executive’s work for Employer and the Consolidated Company has given and will continue to give him access to the confidential affairs and proprietary information of the Consolidated Company (collectively, “Confidential Company Information”); (iv) the continued success of the Consolidated Company depends in large part on keeping this information from becoming known to its competitors; and (v) each of NEI and Employer would not have entered into this Agreement but for the covenants and agreements set forth in this Article IV. Accordingly, Executive covenants and agrees that:
          (a) During the period commencing on the date hereof and ending on the first anniversary following the Employment Period (the “Restricted Period”), Executive shall not in the United States of America, directly or indirectly, own, operate, manage, control, participate in, consult with, advise, or otherwise engage (including by himself, in association with any Person, or through any Person) (i) in the Company Business; (ii) in any business that otherwise competes with Employer or any other member of the Consolidated Company as such businesses exist or are in process on the date of the termination of the Employment Period; or (iii) become interested in any such Person (other than Employer) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, that Executive may own, directly or indirectly, solely as an investment, securities of any such Person that are traded on any national securities exchange if Executive (A) is not a controlling person of, or a member of a group that controls, such Person, (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person and (C) has no active participation in the business of such Person.
          (b) Executive agrees that, except as required by law or court order, during the Employment Period and during the Restricted Period and for an additional five (5) years following the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of Employer and any other member of the Consolidated Company, all Confidential Company Information including, without limitation, information with respect to (i) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists and shall not disclose such Confidential Company Information to anyone outside of the Consolidated Company except with the express written consent of the Board and except for Confidential Company Information that is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive. Executive shall deliver to Employer at the termination of the Employment Period, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the

Confidential Company Information, Work Product (as defined below) or the business of Employer or any other member of the Consolidated Company that he may then possess or have under his control.
          (c) During the Restricted Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) induce or attempt to induce any employee of Employer or any other member of the Consolidated Company to leave the employ of Employer or such member of the Consolidated Company, or in any way interfere with the relationship between Employer or any other member of the Consolidated Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Employer or any other member of the Consolidated Company to cease doing business with Employer or any member of the Consolidated Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or any other member of the Consolidated Company (including, without limitation, making any disparaging statements or communications about Employer or any other member of the Consolidated Company).
          (d) All inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, characters, props, molds and all similar or related information (whether or not patentable) that relate to Employer’s or any other member of the Consolidated Company actual or anticipated business, research and development or existing or future products or services and that are first conceived, developed or made by Executive while an employee of, or a consultant to, Employer or any other member of the Consolidated Company (collectively, “Work Product”) belong to Employer or any other member of the Consolidated Company. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments) at Employer’s expense. Executive acknowledges and agrees that upon termination of the Employment Period, or at the request of the Board from time to time, Executive shall deliver all Work Product in his possession to Employer.
     4.03 Nondisparagement. Employer shall instruct the directors, officers, agents and representatives of members of the Company Group to not make (orally or in writing) disparaging remarks about Executive. Executive shall not make (orally or in writing) disparaging remarks about any member of the Company Group or their directors and officers.
ARTICLE V
CERTAIN DEFINITIONS
     “Affiliate” means, in respect of any Person, any other Person who, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

     “Base Salary” has the meaning given to such term in Section 1.03 hereof.
     “Board” has the meaning given to such term in Section 1.01 hereof.
     “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin or is a day on which the banking institutions located in Wisconsin are closed.
     “Cause” means, with respect to Executive, the occurrence of one or more of the following events: (i) such Executive’s willful and material breach of, or gross negligence or malfeasance in the performance of, Executive’s duties under this Agreement; (ii) any material insubordination by Executive with respect to carrying out the reasonable instructions of the Board; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or that is expected to result in Significant Injury; (iv) Executive’s breach of a fiduciary obligation to the Consolidated Company or breach of any confidentiality or non-competition obligation set forth herein; (v) any act of moral turpitude or willful misconduct by Executive that (1) is intended to result in personal enrichment of Executive or any related person at the expense of the Consolidated Company or (2) is reasonably expected to result in Significant Injury; provided, however, that Executive shall have 21 days (or such longer period as is reasonable under the circumstances) after written notice by Employer of any such event constituting “Cause” hereunder in which to cure any failure or default under subsections (i) and (ii) that is curable.
     “Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that: (i) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), other than Tontine together with its Affiliates, shall own directly or indirectly, beneficially or of record, greater than 50% of the equity securities of NEI or the Company on a fully diluted basis; (ii) substantially all of the assets of NEI and its subsidiaries taken as a whole are sold or NEI is merged or recapitalized and the stockholders of NEI do not own a majority of the voting stock of the surviving corporation, or (iii) after the first fully distributed public offering of voting stock of any member of the Consolidated Company (1) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of NEI or the Company on a fully diluted basis, having ordinary voting power in excess of 35% and in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by Tontine together with its Affiliates, or (2) a majority of the seats on the boards of directors of NEI or the Company (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) is replaced during a twelve-month period by persons who were neither (i) nominated by Tontine nor (ii) appointed by directors so nominated, in each case, whether as the result of the purchase, issuance or sale of securities of any member of the Consolidated Company or any merger, consolidation, liquidation, dissolution, recapitalization or similar transaction involving any member of the Consolidated Company. Notwithstanding the foregoing, no Change of Control shall have occurred unless the transaction or series of transactions results in a change in control within the meaning of Code Section 409A and the regulations thereunder. This Change of Control definition shall be interpreted in a manner which is consistent with Code Section 409A and the regulations thereunder.

     “Change of Control Multiple” has the meaning given to such term in Section 1.06 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Company” means Neenah Foundry Company, and (except to the extent the context requires otherwise) any “subsidiary corporation” of Neenah Foundry Company, as such term is defined in Section 424(f) of the Code.
     “Company Business” has the meaning given to such term in Section 4.02 hereof.
     “Confidential Company Information” has the meaning given to such term in Section 4.02 hereof.
     “Confidential Information” has the meaning given to such term in Section 3.01 hereof.
     “Consolidated Company” or “Company Group” means NEI, the Company and their respective Subsidiaries.
     “Effective Date” means the date as of which this Agreement is executed on the signature page hereof. The Employment Agreement and Restricted Stock Grant which is superseded by this Amended and Restated Employment Agreement was originally effective October 8, 2003.
     “Employer” has the meaning given to such term in the introductory paragraph hereof.
     “Employment Period” has the meaning given to such term in Section 1.02 hereof.
     “Equity Incentive Plan” has the meaning given to such term in Section 2.01(a) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.
     “Excise Taxes” has the meaning given to such term in Section 2.03 hereof.
     “Executive” has the meaning given to such term in the introductory paragraph hereof.
     “Good Reason” means termination of the Executive’s employment within a year following a material diminution in the Executive’s Base Salary, a material diminution in Executive’s authority, duties and responsibilities or a material change in the geographic location at which the Executive must perform services. Executive may not terminate for Good Reason unless he provides the Consolidated Company with notice of the condition constituting the Good Reason within 90 days of the existence of the condition and the Company fails to remedy the condition within 30 days of such notice.
     “Gross-Up Amount” has the meaning given to such term in Section 2.03 hereof.
     “NEI” has the meaning given to such term in the introductory paragraph hereof.

     “NEI Common Stock” means NEI’s Common Stock, par value $0.01 per share, as adjusted for any stock split, stock dividend, share combination, share exchange, recapitalization, merger, consolidation or other reorganization.
     “Payout Period” has the meaning given to such term in Section 1.06 hereof.
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Restricted Period” has the meaning given to such term in Section 4.02(a) hereof.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
     “Severance Multiple” has the meaning given to such term in Section 1.06 hereof.
     “Severance Plan” has the meaning given to such term in Section 1.06 hereof.
     “Significant Injury” means significant economic or reputational injury to the Consolidated Company (such determination to be made by the Board in its reasonable judgment).
     “Subsidiary” of any Person means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, are owned directly or indirectly by such Person.
     “Termination Date” means the date, based on the facts and circumstances, that the Consolidated Company reasonably anticipates that no further services will be performed after such date or that the level of bona fide services that the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36 month period. Executive shall be considered to have terminated in connection with a leave of absence as provided in applicable regulations issued under Code Section 409A.
     “Tontine” means Tontine Capital Partners, L.P., a Delaware limited partnership.
     “Work Product” has the meaning given to such term in Section 4.02(d) hereof.
ARTICLE VI
GENERAL PROVISIONS
     6.01 Severability. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the restrictive covenants in Article IV, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     6.02 Authorization to Modify Restrictions. The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable, or impair, the remainder of this Agreement. If any provision is found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.
     6.03 No Waiver. The failure of either Employer or Executive to insist upon the performance of any term in this Agreement, or the waiver of any breach of any such term, shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance or waiver had occurred.
     6.04 Entire Agreement. This Agreement and the Severance Plan represent the entire agreement of the parties with respect to Executive’s employment with Employer and may be amended only by a writing signed by each of them, except as set forth in the Severance Plan. This Employment Agreement amends and restates in all respects the Employment Agreement and Restricted Stock Grant, previously executed between the Employer, NEI and the Executive on October 8, 2003.
     6.05 Dispute Resolution.
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
          (b) Notwithstanding the foregoing, each of the Company and Executive at all times shall have the right to bring an action to enforce the covenants set forth in Article IV of this Agreement through the courts as it deems necessary or desirable. The parties agree that any such action may be brought in a state or federal court located within Wisconsin. The parties waive any and all objections to jurisdiction or venue. The parties further agree that service of process may be made by registered mail to the address referred to in Section 6.09 of this Agreement, and that such service shall be deemed effective service of process. The arbitrator(s) may award reasonable attorneys’ fees and other reasonable costs to the Executive if the Executive prevails in the arbitration with respect to one material issue in dispute.
     6.06 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Wisconsin without regard to conflicts of laws principles.
     6.07 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive and any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of Employer’s assets or business, whether by sale, merger, consolidation, recapitalization, reorganization or otherwise, Employer may assign this Agreement and its rights hereunder without Executive’s consent.

     6.08 Counterparts; Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and will not affect the construction or interpretation of any of its provisions.
     6.09 Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address indicated below unless the Executive or Employer notifies the other of a different address:
To Executive:
John H. Andrews
6591 Lasley Shore Drive
Winneconne, Wisconsin 54986
To Employer:
Neenah Foundry Company
2121 Brooks Street
Neenah, Wisconsin 54957
Fax: (920) 729-3633
Attention: Chairman of the Board
with a copy to (which shall not constitute notice):
GILL & GILL, S.C.
128 North Durkee Street
Appleton, WI 54911
Fax: (920) 739-3027
Attention: Gregory B. Gill, Sr.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed this 15th day of May, 2008.

EXECUTIVE
/s/ John H. Andrews
John H. Andrews

NEENAH FOUNDRY COMPANY
By:	/s/ Robert E. Ostendorf, Jr.
Name: Robert E. Ostendorf, Jr.
Title: President and Chief Executive Officer

NEENAH ENTERPRISES, INC.
By:	/s/ Robert E. Ostendorf, Jr.
Name: Robert E. Ostendorf, Jr.
Title: President and Chief Executive Officer

EXHIBIT A
SEVERANCE PLAN

NEENAH FOUNDRY COMPANY AMENDED AND RESTATED
2003 SEVERANCE AND CHANGE OF CONTROL PLAN
1. Purpose.
     This plan shall be known as the Neenah Foundry Company Amended and Restated 2003 Severance and Change of Control Plan (the “Plan”). The purpose of the Plan shall be to set forth payments and other benefits, if any, to which an executive of Neenah Foundry Company (the “Company”) or any of its Subsidiaries will be entitled upon termination of such person’s employment. This Plan document supersedes, in all respects, the prior version of the Plan, (as previously amended) as of the Effective Date.
2. Definitions. For purposes of this Plan, except when the context clearly indicates otherwise, the following terms shall have the meanings set forth below.
     “Affiliate” means, in respect of any Person, any other Person who, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.
     “Base Salary” means, with respect to any Plan Participant, “Base Salary” as defined in such Plan Participant’s Employment Agreement.
     “Board of Directors” and “Board” mean the board of directors of the Company.
     “Cause” means, with respect to a Plan Participant, the occurrence of one or more of the following events: (i) such Plan Participant’s willful and material breach of, or gross negligence or malfeasance in the performance of, the Plan Participant’s duties under such Plan Participant’s Employment Agreement; (ii) any material insubordination by the Plan Participant with respect to carrying out the reasonable instructions of the Board; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or that is expected to result in Significant Injury; (iv) a Plan Participant’s breach of a fiduciary obligation to the Company Group or breach of any confidentiality or non-competition obligation set forth herein; (v) any act of moral turpitude or willful misconduct by the Plan Participant that (1) is intended to result in personal enrichment of the Plan Participant or any related person at the expense of the Company Group or (2) is reasonably expected to result in Significant Injury; provided, however, that the Plan Participant shall have 21 days (or such longer period as is reasonable under the circumstances) after written notice by the Company of any such event constituting “Cause” hereunder in which to cure any failure or default under subsections (i) and (ii) that is curable.
     “Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that: (i) any Person or group (within the meaning of Rule 13d-

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5 of the Exchange Act), other than Tontine together with its Affiliates, shall own directly or indirectly, beneficially or of record, greater than 50% of the equity securities of NEI or the Company on a fully diluted basis; (ii) substantially all of the assets of NEI and its Subsidiaries taken as a whole are sold or NEI is merged or recapitalized and the stockholders of NEI do not own a majority of the voting stock of the surviving corporation, or (iii) after the first fully distributed public offering of voting stock of any member of the Company Group (1) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of NEI or the Company on a fully diluted basis, having ordinary voting power in excess of 35% and in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by Tontine together with its Affiliates, or (2) a majority of the seats on the boards of directors of NEI or the Company (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) is replaced during a twelve-month period by persons who were neither (i) nominated by Tontine nor (ii) appointed by directors so nominated, in each case, whether as the result of the purchase, issuance or sale of securities of any member of the Company Group or any merger, consolidation, liquidation, dissolution, recapitalization or similar transaction involving any member of the Company Group. Notwithstanding the foregoing, no Change of Control shall have occurred unless the transaction or series of transactions results in a change in control within the meaning of Code Section 409A and the regulations thereunder. This Change of Control definition shall be interpreted in a manner which is consistent with Code Section 409A and the regulations thereunder.
     “Change of Control Multiple” means, with respect to any Plan Participant, “Change of Control Multiple” as defined in such Plan Participant’s Employment Agreement.
     “Change of Control Payment” has the meaning given to such term in Section 4(b) hereof.
     “COBRA” means Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended and Section 4980B of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Compensation Committee of the Board or such other committee that consists solely of two or more individuals, each of whom is a Non-Employee Director and an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3).
     “Company” has the meaning set forth in Section 1 hereof.
     “Company Group” means NEI, the Company and their respective Subsidiaries.
     “Effective Date” means May 15, 2008.
     “Employment Agreement” means the written agreement between any Plan Participant and the Company or any of its Subsidiaries pursuant to which such Plan Participant is entitled to the benefits under the Plan.

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     “Employment Period” means, with respect to a Plan Participant’s employment, the period from the effective date of the Employment Agreement until the date the Plan Participant is no longer employed with the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excise Taxes” has the meaning given to such term in Section 4(b) hereof.
     “Good Reason” means with respect to any Plan Participant, the termination of such Plan Participant’s employment within a year following a material diminution in Participant’s Base Salary, a material diminution in the Participant’s authority, duties and responsibilities or a material change in the geographic location at which the Plan Participant must perform services and, solely with respect to Robert E. Ostendorf, either: (i) the failure of the Company Group to nominate Mr. Ostendorf to the Board of Directors of NEI and each of its subsidiaries; or (ii) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Mr. Ostendorf or reasonable recommendations made by Mr. Ostendorf to the Board such that the Board materially interfered with Mr. Ostendorf’s ability to effectively function as President and Chief Executive Officer. A Participant may not terminate for Good Reason unless he provides the Company Group with notice of the condition constituting the Good Reason within 90 days of the existence of the condition and the Company Group fails to remedy the condition within 30 days of such notice.
     “Gross-Up Amount” has the meaning given to such term in Section 4(b) hereof.
     “NEI” means Neenah Enterprises, Inc. a Delaware corporation (formerly known as ACP Holding Company).
     “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.
     “Payout Period” means, with respect to any Plan Participant, “Payout Period” as defined in such Plan Participant’s Employment Agreement.
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Plan” has the meaning set forth in Section 1 hereof.
     “Plan Participant” means each of Robert E. Ostendorf, Jr., Gary LaChey, Frank Headington, Timothy Koller, William Martin, Steve Shaffer, John Andrews, Robert Gitter, Dennis O’Brien, Joseph Harvey, Ronald Schmucker, Jeffrey S. Jenkins and any other employee of the Company Group selected by the Board or the Committee.”

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     “Severance Multiple” means, with respect to any Plan Participant, “Severance Multiple” as defined in such Plan Participant’s Employment Agreement.
     “Severance Payments” has the meaning given to such term in Section 4(a) hereof.
     “Significant Injury” means significant economic or reputational injury or both (such determination to be made by the Board in its reasonable judgment) to the Company Group.
     “Subsidiary” of any Person means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by such Person.
     “Tontine” means Tontine Capital Partners, L.P., a Delaware limited partnership.
3. Administration.
     The Plan shall be administered by the Committee; provided, that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to: (i) select persons to participate in the Plan in addition to those entitled to participate in the Plan pursuant to Employment Agreements entered into at or prior to the Effective Date; (ii) determine the form, substance, terms and conditions of each additional grant made under the Plan; (iii) certify that the conditions and restrictions applicable to any grant have been met; (iv) modify the terms of grants made under the Plan; (v) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States; (vi) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Employment Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with the Code to the extent applicable and other applicable law; and (vii) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan; provided, that in no event shall any amendment, modification, adjustment, correction or supplement to the Plan pursuant to the foregoing clauses (i) through (vii) adversely affect any Plan Participant without such Plan Participant’s consent. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.
     The expenses of administering the Plan shall be borne by the Company.

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4. Severance Arrangements; Change of Control Payments.
     (a) Severance Arrangement. Except as provided in Sections 4(b), 4(c) and 4(d) below, if any Plan Participant’s employment with a member of the Company Group is terminated by such Person other than for Cause, or if any Plan Participant resigns from employment with such Person for Good Reason, such Plan Participant shall receive, during the Payout Period, (x) severance payments (“Severance Payments”) equal in the aggregate to the product of (1) the Severance Multiple and (2) Base Salary of such Plan Participant and (y) the health benefits, at the Company’s cost (subject to satisfying insurability requirements), to which such Plan Participant would otherwise have been entitled pursuant to the Employment Agreement (subject to such Plan Participant’s COBRA election) and outplacement services, in each case, for the Payout Period. Severance Payments shall be made bi-weekly, in accordance with normal payroll practices for the Payout Period except that if any class of NEI common stock is publicly tradable on an established securities market, no amounts shall be paid pursuant to this Section 4(a) during the first 6 months following a Participant’s termination unless the payments satisfy the requirements for separation pay due to involuntary separation from service as provided in Treas. Reg. 1.409A-1(b)(9)(iii). The Company’s health benefits and outplacement services described above will be made available until the earlier of the end of the Payout Period or the receipt of comparable benefits on re-employment. Severance Payments shall not be reduced as a result of re-employment or otherwise.
     (b) Termination upon Change of Control. If any Plan Participant’s employment with a member of the Company Group is terminated by such Person other than for Cause or if any Plan Participant resigns from employment with such Person for Good Reason, in each case, within one year after a Change of Control, such Plan Participant shall receive a lump sum cash payment in an amount equal to the product of (x) the Change of Control Multiple and (y) Base Salary (the “Change of Control Payment”). The Change of Control Payment (i) will be payable by the Company to such Plan Participant in a lump sum within 30 days of such Plan Participant’s termination pursuant to the preceding sentence, (ii) is not subject to mitigation or reduction upon re-employment or otherwise and (iii) will be increased to provide for payment of an additional amount (the “Gross-Up Amount”) such that the net amount retained by the Plan Participant, after payment of (1) any excise taxes due on the Change of Control Payment under Section 4999 of the Code or any corresponding or applicable state law provision (“Excise Taxes”) and (2) any federal, state or local income tax and any Excise Taxes due in respect of the Gross-Up Amount, shall equal the Change of Control Payment. Clauses (i) and (ii) of the immediately preceding sentence shall apply to the Gross-Up Amount. Such Plan Participant shall also be entitled to the continuation of health benefits (subject to satisfying insurability requirements) and outplacement services during the Payout Period on the same basis as provided pursuant to Section 4(a), subject to mitigation upon re-employment and receipt of comparable benefits set forth in Section 4(a). Payments made upon termination following a Change of Control are in lieu of any severance payments described in Section 4(a) above that would otherwise be payable following such termination. Notwithstanding the foregoing, if any class of NEI common stock is publicly tradable on an established securities market, no amounts shall be paid pursuant to this Section 4(b) during the first 6 months following a Participants termination unless the payments satisfy the requirements for separation pay due to involuntary separation from service as provided in Treas. Reg. 1.409A-1(b)(9)(iii).

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     (c) Notwithstanding any other provision of Section 4 to the contrary, to the extent that: (i) NEI common stock is publicly tradable on an established securities market and (ii) any benefits provided pursuant to Section 4 during the first six months after the Participant’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of the regulations under Code Section 409A), the Participant shall pay the cost of such coverage during the first six months following termination and shall be reimbursed for the cost of such coverage six months after Participant’s termination. Notwithstanding any other provision of this Section 4 to the contrary, including the preceding sentence, if the provision of any medical benefits coverage pursuant to this Section 4 would be discriminatory within the meaning of Code Section 105(h), then, to the extent necessary to prevent such discrimination, the Participant (or his survivors, as the case may be) shall pay the cost of such coverage and Participant (or his survivors, as the case may be) shall not be reimbursed by any member of the Company Group for doing so.
     (d) Notwithstanding any other provision in this Plan or in the Plan Participant’s Employment Agreement, before the Severance Payments or Change of Control Payment and benefits under Sections 4(a) or 4(b) of this Plan are paid to a Plan Participant, the Plan Participant must first execute, return to the Company in a timely manner, and not revoke, any release(s) of claims against the Company, its Subsidiaries, shareholders, officers, directors, employees, agents, and the Plan as may be required under such Plan Participant’s Employment Agreement to receive payments in connection with the termination of the Plan Participant’s employment.
5. Termination of Employment.
     A Participant shall be considered terminated for purposes of the Plan if, based on all relevant facts and circumstances, the Company Group reasonably anticipates that no further services will be performed after such date for any member of the Company Group or that the level of bona fide services that the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36 month period. A Participant shall be considered to have terminated in connection with a leave of absence as provided in applicable regulations issued under Code Section 409A.
6. Amendment under the Plan.
     The terms of any outstanding award, payment, grant or incentive under the Plan may be amended from time to time by the Committee solely to provide rights under the Plan that are more favorable to any Plan Participant; provided, that if such amendment adversely affects the rights of any Plan Participant, such amendment shall be deemed to affect such Plan Participant only upon such Plan Participant’s written consent.

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7. Commencement Date; Termination Date.
     The date of commencement of the Plan shall be the Effective Date.
     Each Plan Participant shall be paid the awards, payments, grants and incentives to which such Plan Participant is entitled pursuant to the Plan as of the Effective Date, and the Plan shall not be terminated unless and until each Plan Participant receives such awards, payments, grants and incentives. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any Plan Participant, without such Plan Participant’s written consent, under any grant of any incentives theretofore granted under the Plan.
8. Severability.
     Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.
9. Governing Law.
     The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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EXHIBIT B
FULL AND FINAL RELEASE OF CLAIMS

FULL AND FINAL RELEASE OF CLAIMS
     NOW COMES Neenah Foundry Company, its officers, directors, administrators, trustees, employees and any and all subsidiaries or related corporate entities (hereinafter “Employer”) and                      (hereinafter “Executive”), enter into this full and final release of all claims and agrees as follows:
     The Executive acknowledges that he has been advised by the Employer to consult with an attorney before signing this Agreement and that he has been given forty-five (45) days to review and consider this Agreement and the documents provided with it. Executive also acknowledges that he has had the opportunity to obtain all advice and information he deems necessary about matters related to this Agreement.
1. In consideration for the “Severance Payments and Benefits” and/or the “Change in Control” payments and benefits outlined in the Employment Agreement between the Employer and the Executive:
(a)	The Executive agrees that except for any claims Executive may have for worker’s compensation benefits (which are not released by this Agreement), Executive agrees to and does release and forever discharge the Employer, any related or successor corporation or other entity, its benefit plans and programs, and all of their officers, directors, executives, administrators and trustees (collectively the “Released Parties”) from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that Executive has now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date Executive signs this Agreement, including, without limitation, any Claims arising out of Executive’s employment or termination of employment with the Employer. This release includes, but is not limited to, any Claims for back pay, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to Executive or his property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; or any other federal, state or local statutory or common law.

Executive acknowledges that he may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to Claims between Executive and the Parties Released by this Agreement. Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims

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known or suspected prior to the date Executive signs this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
(b)	Executive agrees that, except to the extent such right may not be waived by law, he will not commence any legal action or lawsuit, or otherwise assert any Claim, in violation of the release stated above or on any Claim released above. This “covenant not to sue” does not, however, prevent Executive from seeking a judicial determination of the validity of his release of Claims under the Age Discrimination in Employment Act (ADEA).
2. Executive understands this Agreement does not limit any right he may have to make a claim for worker’s compensation benefits, nor does it limit him or the Employer’s right to enforce this Agreement. In addition, this Agreement does not waive any rights or claims that may arise after the date he signs it.
3. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
4. Executive understands that this Agreement does not become enforceable until seven (7) days after he has signed it and submitted it to the Employer, and that he can revoke it at any time during those seven days. If Executive decides to revoke this Agreement, he will deliver a signed notice of revocation to the Employer before the end of the seven-day period. Upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Employer nor Executive will have any rights or obligations under it. Executive understands that this Agreement, when enforceable, shall be binding upon the parties hereto, including my heirs, administrators, representatives, executors, and assigns.
5. Acknowledgements/Revocation Rights. Each party acknowledges that it has entered into this Agreement knowingly, freely and voluntarily. The Executive acknowledges that:
(a)	He has been advised by the Employer to consult with legal counsel before signing this Agreement;
(b)	He has forty-five (45) days from the date of his receipt of this Agreement within which to consider it. If the Executive does not execute and return this Agreement to the Employer’s representative identified in paragraph 5d within forty-five (45) days, this Agreement shall be void and withdrawn;
(c)	He understands that this Agreement includes a final general release of the Employer, its officers, directors, agents, members, executives, affiliates, predecessors, successors,

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assigns and all persons acting by, through, under or in concert with them including but not limited to any claim he might have under the Older Workers Benefit Protection Act; and
(d)	He may, within seven (7) calendar days following the date of his execution of this agreement, revoke the Agreement by giving written notice of his intent to revoke to the Employer’s representative identified as follows:
PERSONAL & CONFIDENTIAL
GILL & GILL, S.C.
Gregory B. Gill, Sr.
128 North Durkee Street
Appleton, WI 54911
Telephone (920) 739-1107
Facsimile (920) 739-3027
E-mail: gbgillsr@new.rr.com
This Agreement shall not become effective or enforceable until this 7-day revocation period has expired. TIME IS OF THE ESSENCE WITH REGARD TO THIS PARAGRAPH.
6. This Agreement constitutes the complete agreement and understanding Executive has reached with the Employer regarding the termination of my employment. It is not, and shall not be interpreted or construed as, an admission or indication that the Employer has engaged in any wrongful or unlawful conduct of any kind.
7. EXECUTIVE HAS READ THIS AGREEMENT. EXECUTIVE UNDERSTANDS ITS TERMS AND CONDITIONS. EXECUTIVE HAS NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND EXECUTIVE VOLUNTARILY AGREES TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO HIM. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO HIM BY THE EMPLOYER OR ANYONE ELSE TO CAUSE HIM TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. EXECUTIVE ACKNOWLEDGES THAT THE SEVERANCE BENEFITS THAT HE WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT ARE ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT.

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NOTE: This Agreement must be signed and returned to the Employer without any alteration. Any modification or alteration of any terms of this Agreement voids the Agreement in its entirety. The Executive must sign this Agreement to qualify for these benefits.

Executive’s Signature	Date

For Neenah Foundry Company	Date

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